Exhibit 10.17

Director Compensation Summary Term Sheet

During calendar year 2022, each non-employee member of the Board was entitled to receive an aggregate of $140,000 in cash and restricted stock. The cash portion of the compensation was paid quarterly in $12,500 increments. The remainder of such compensation was paid in restricted shares of the Company’s Class A common stock, and vested on December 31, 2022 to individuals who were on the Board on December 31, 2022.

In addition to the foregoing, for 2022 each non-employee director was entitled to receive $1,500 for each Board or committee meeting attended. Further, the Chair of each of the Executive Committee, the Governance Committee, and the Compensation Committee was paid an additional retainer of $2,500 per quarter. The Chair of the Audit Committee was paid a retainer of $4,250 per quarter. In addition to the amounts set forth above, the Chair of the Board was entitled to receive a retainer of $100,000, payable quarterly, payable in cash.

During calendar year 2023, each non-employee member of the Board is entitled to receive an aggregate of $140,000 in cash and restricted stock. The cash portion of the compensation will be paid quarterly in $12,500 increments. The remainder of such compensation will be paid in restricted shares of the Company’s Class A common stock, and will vest on December 31, 2023 to individuals who are on the Board on December 31, 2023.

In addition to the foregoing, for 2023 each non-employee director is entitled to receive $1,500 for each Board or committee meeting attended. Further, the Chair of each Committee will be paid an additional retainer per quarter as follows: Executive Committee $3,000; Governance Committee $3,125; Compensation Committee $3,750; and Audit Committee $6,250. In addition to the amounts set forth above, the Chair of the Board is entitled to receive a retainer of $100,000, payable quarterly in cash payments.